Exhibit 10.2

FOURTH AMENDMENT TO LEASE
THIS FOURTH AMENDMENT TO LEASE (this “Amendment”) is made and entered into as of December 16, 2014, by and between WATER GARDEN REALTY HOLDING LLC, a Delaware limited liability company (“Landlord”), and CORNERSTONE ONDEMAND, INC., a Delaware corporation (“Tenant”).

A.    Landlord and Tenant are parties to that certain Office Lease dated as of November 29, 2011 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of April 24, 2012, that certain Second Amendment to Lease dated as of February 28, 2013 and that certain Third Amendment to Lease dated as of April 22, 2014 (collectively, the “Lease”), pertaining to certain Premises consisting of Eighty-One Thousand Two Hundred Thirty-One (81,231) rentable square feet of space commonly known as Suites 400S, 450S, 500S and 600S, in the South tower of the building located at 1601 Cloverfield Boulevard, Santa Monica, California, as more particularly described in the Lease (the “Existing Premises”). All terms defined in the Lease shall have the same meanings when used in this Amendment, unless a different meaning is clearly expressed herein.

B.    Landlord and Tenant desire to amend the lease to reflect the addition to the Premises of (i) Eighteen Thousand Seven Hundred Fifty-Eight (18,758) rentable square feet of space located on the third (3rd) floor of the South tower of the Building, commonly known as Suite 300S and more particularly shown on Exhibit “A” attached hereto (“Expansion Space A”), and (ii) Eight Thousand Three Hundred Seventy-Eight (8,378) rentable square feet of space located on the third (3rd) floor of the North tower of the Building, commonly known as Suite 3060N and more particularly shown on Exhibit “B” attached hereto (“Expansion Space B”), all upon the terms and conditions set forth hereinbelow.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    Expansion Space A.

1.1    Expansion Space A Lease and Term.

(a)    Landlord hereby leases Expansion Space A to Tenant, and Tenant hereby leases Expansion Space A from Landlord. Upon Landlord’s delivery of Expansion Space A to Tenant (or on September 1, 2015 if Tenant is already in occupancy of Expansion Space A due to a sublease), Expansion Space A shall be part of the Premises and, except as set forth in this Amendment, shall be leased upon the same terms and conditions as the Existing Premises. Tenant shall not be obligated to pay the Base Rent or Tenant’s Share of Project Expenses required with respect to Expansion Space A under this Amendment until the Expansion Space A Commencement Date. The Lease Term with respect to Expansion Space A shall commence on January 1, 2016 (the “Expansion Space A Commencement Date”), and shall end concurrently with the expiration of the Lease Term as to the Existing Premises (currently scheduled to occur on January 31, 2019), as the Lease Term may be extended by Section 2.2 of the Original Lease, unless sooner terminated pursuant to the Lease. Landlord represents that Expansion Space A is currently leased to Jakks Pacific, Inc. (“Jakks”) pursuant to a lease that expires on August 31, 2015 (the “Jakks Lease”). Unless Tenant is already in occupancy of Expansion Space A pursuant to a sublease, Landlord shall deliver Expansion Space A to Tenant on September 1, 2015 for Tenant’s construction of improvements therein in accordance with Exhibit “C” attached hereto and incorporated herein by this reference. If Landlord fails to deliver Expansion Space A to Tenant on September 1, 2015, the January 1, 2016 Expansion Space A Commencement Date shall be postponed on a day-for-day basis for each day after September 1, 2015 until Landlord delivers Expansion Space A to Tenant. Tenant shall accept Expansion Space A in its as-is condition, and except as specifically set forth in Exhibit “C” attached hereto or in the Lease, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of Expansion Space A. Tenant also acknowledges that Landlord has made no representation or warranty regarding the condition of Expansion Space A or the Project except as specifically set forth in the Lease or this Amendment. Landlord and Tenant acknowledge and agree that Landlord will not require Jakks to remove anything from Expansion Space A which was existing on the date hereof or constructed by Tenant, restore Expansion Space A or otherwise make any changes or modifications to Expansion Space A; provided, however, that Landlord (i) makes no representations or warranties of any kind concerning the quality, condition or utility of such existing items, and (ii) will require Jakks to remove all communications and computer wires and cables located in or serving Expansion Space A and perform associated repairs and restoration.

(b)    It is possible that Tenant will sublease Expansion Space A from Jakks (“Expansion Space A Sublease”). Any such Expansion Space A Sublease shall provide for an expiration date of August 31, 2015. Landlord and Tenant agree that if the Expansion Space A Sublease terminates before the Expansion Space A Commencement Date as a result of the termination of the Jakks Lease, the Expansion Space A Sublease shall continue as a direct lease between Landlord, as sublessor, and Tenant, as sublessee, until the Expansion Space A Commencement Date; provided, however, that (1) Landlord shall not be (A) liable for any prepayment of more than one month’s rent or any security deposit paid by Tenant to Jakks (unless actually received by Landlord),

(B) liable for any previous act or omission of Jakks under the Expansion Space A Sublease or for any other defaults of Jakks under the Expansion Space A Sublease, (C) subject to any defenses or offsets previously accrued which Tenant may have against Jakks or (D) bound by any changes or modifications hereafter made to the Expansion Space A Sublease without the written consent of Landlord; and (2) if the Jakks Lease terminated as a result of a casualty or condemnation, such casualty or condemnation shall be deemed to have occurred during the Lease Term as to Expansion Space A for purposes of termination and rent abatement rights under the Lease. Landlord hereby agrees that Tenant’s continued occupancy of Expansion Space A from and after the Expansion Space A Commencement Date shall be considered pursuant to the Lease and not as a holdover under the Expansion Space A Sublease or Jakks Lease.

1.2    Expansion Space A Rent.

(a)    Subject to Section 1.2(c) below, commencing on the Expansion Space A Commencement Date, Tenant shall pay Base Rent for Expansion Space A (in addition to the Base Rent payable for the remainder of the Premises) in the amounts set forth in the table below.

Period Following Expansion Space A Commencement Date	Annual Expansion Space A Base Rent	Monthly Installment of Expansion Space A Base Rent	Monthly Rental Rate per Rentable Square Foot (Rounded)
January 1, 2016 - December 31, 2016	$1,125,480.00	$93,790.00	$5.000
January 1, 2017 - December 31, 2017	$1,164,871.80	$97,072.65	$5.175
January 1, 2018 - December 31, 2018	$1,205,614.20	$100,467.85	$5.356
January 1, 2019 - January 31, 2019	NA	$103,975.59	$5.543

* The foregoing dates (except the last) shall be delayed by one (1) day for each day that the Expansion Space A Commencement Date is postponed beyond January 1, 2016 pursuant to Section 1.1 above.

(b)    Tenant shall pay Additional Rent for Expansion Space A commencing on the Expansion Space A Commencement Date including, without limitation, in accordance with Article 4 of the Original Lease; provided that for purposes thereof (i) the Base Year with respect to Expansion Space A shall be calendar year 2016; and (ii) Tenant’s Share with respect to Expansion Space A shall be 5.590%.

(c)    Tenant shall not be obligated to pay the monthly Base Rent of $93,790.00 for Expansion Space A for the first full month following the Expansion Space A Commencement Date. Notwithstanding the foregoing, if a Default has occurred and is continuing at a time when Tenant would otherwise be entitled to Base Rent abatement under this Section 1.2(c), Tenant shall not be entitled to such abatement, and Landlord shall not be obligated to provide such abatement; it being agreed, however, that if the Lease is not terminated due to the Default and Tenant cures the Default, Landlord shall apply any Base Rent abatement held in abeyance during the continuance of any such Default to the next monthly Base Rent installment(s) due hereunder after the cure of such Default. Section 3.2 of the Original Lease shall be inapplicable to Expansion Space A.

2.    Expansion Space B.

2.1    Expansion Space B Lease and Term.

(a)    Landlord hereby leases Expansion Space B to Tenant, and Tenant hereby leases Expansion Space B from Landlord. Upon Landlord’s delivery of Expansion Space B to Tenant (or on September 1, 2017 if Tenant is already in occupancy of Expansion Space B due to a sublease), Expansion Space B shall be part of the Premises and, except as set forth in this Amendment, shall be leased upon the same terms and conditions as the Existing Premises. The Lease Term with respect to Expansion Space B shall commence on September 1, 2017 (the “Expansion Space B Commencement Date”), and shall end concurrently with the expiration of the Lease Term as to the Existing Premises (currently scheduled to occur on January 31, 2019), as the Lease Term may be extended by Section 2.2 of the Original Lease, unless sooner terminated pursuant to the Lease. Unless Tenant is already in occupancy of Expansion Space B pursuant to a sublease, Landlord shall deliver Expansion Space B to Tenant on September 1, 2017 for Tenant’s construction of improvements therein in accordance with Exhibit “C” attached hereto. Tenant shall accept Expansion Space B in its as-is condition, and except as specifically set forth in Exhibit “C” attached hereto or in the Lease, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of

Expansion Space B. Tenant also acknowledges that Landlord has made no representation or warranty regarding the condition of Expansion Space B or the Project except as specifically set forth in the Lease. Landlord and Tenant acknowledge and agree that Landlord will not require Goldline to remove anything from Expansion Space B which was existing as of the date hereof or constructed by Tenant, restore Expansion Space B or otherwise make any changes or modifications to Expansion Space B; provided, however, that Landlord (i) makes no representations or warranties of any kind concerning the quality, condition or utility of such existing items, and (ii) to the extent permitted to do so by written agreement with Goldline, will require Goldline to remove the existing supplemental HVAC unit currently serving Expansion Space B and all communications and computer wires and cables located in or serving Expansion Space B, and perform associated repairs and restoration.

(b)    Notwithstanding the foregoing, Landlord and Tenant (i) acknowledge that Expansion Space B is currently leased to Goldline, LLC, a Delaware limited liability company (“Goldline”) pursuant to a lease dated November 29, 2006 (as amended, the “Goldline Expansion Space B Lease”) and Tenant is, concurrently herewith, entering into a sublease of Expansion Space B from Goldline (the “Expansion Space B Sublease”) which is scheduled to expire on August 31, 2017 and (ii) agree that if the Expansion Space B Sublease terminates before the Expansion Space B Commencement Date as a result of the termination of the Goldline Expansion Space B Lease, the Expansion Space B Sublease shall continue as a direct lease between Landlord, as sublessor, and Tenant, as sublessee, until the Expansion Space B Commencement Date; provided, however, that (1) Landlord shall not be (A) liable for any prepayment of more than one month’s rent or any security deposit paid by Tenant to Goldline (unless actually received by Landlord), (B) liable for any previous act or omission of Goldline under the Expansion Space B Sublease or for any other defaults of Goldline under the Expansion Space B Sublease, (C) subject to any defenses or offsets previously accrued which Tenant may have against Goldline or (D) bound by any changes or modifications hereafter made to the Expansion Space B Sublease without the written consent of Landlord; and (2) if the Goldline Expansion Space B Lease terminated as a result of a casualty or condemnation, such casualty or condemnation shall be deemed to have occurred during the Lease Term as to Expansion Space B for purposes of termination and rent abatement rights under the Lease. Landlord hereby agrees that Tenant’s continued occupancy of Expansion Space B from and after the Expansion Space B Commencement Date shall be considered pursuant to the Lease and not as a holdover under the Expansion Space B Sublease or Goldline Expansion Space B Lease.

2.2    Expansion Space B Rent.

(a)    Commencing on the Expansion Space B Commencement Date, Tenant shall pay Base Rent for Expansion Space B (in addition to the Base Rent payable for the remainder of the Premises) in the amounts set forth in the table below.

Period Following Expansion Space B Commencement Date	Annual Expansion Space B Base Rent	Monthly Installment of Expansion Space B Base Rent	Monthly Rental Rate per Rentable Square Foot (Rounded)
September 1, 2017 - December 31, 2017	NA	$43,356.15	$5.175
January 1, 2018 - December 31, 2018	$538,470.84	$44,872.57	$5.356
January 1, 2019 - January 31, 2019	NA	$46,439.25	$5.543

(b)    Tenant shall pay Additional Rent for Expansion Space B commencing on the Expansion Space B Commencement Date including, without limitation, in accordance with Article 4 of the Original Lease; provided that for purposes thereof (i) the Base Year with respect to Expansion Space B shall be calendar year 2017; and (ii) Tenant’s Share with respect to Expansion Space B shall be 2.50%.

3.    Parking. Effective on the Expansion Space A Commencement Date, Tenant’s Maximum Passes (as defined in Section 28.1 of the Original Lease) shall be increased by fifty- six (56) parking passes (equivalent to three (3) parking passes per 1,000 rentable square feet of Expansion Space A). At least thirty (30) days prior to the Expansion Space A Commencement Date, Tenant shall give Landlord written notice of the exact number of additional parking passes (up to fifty-six (56)) that Tenant elects to rent as of the Expansion Space A Commencement Date. Effective on the Expansion Space B Commencement Date, Tenant’s Maximum Passes shall be increased by twenty-five (25) parking passes (equivalent to three (3) parking passes per 1,000 rentable square feet of Expansion Space B). At least thirty (30) days prior to the Expansion Space B Commencement Date, Tenant shall give Landlord written notice of the exact number of additional parking passes (up to twenty-five (25)) that Tenant elects to rent as of the Expansion Space B Commencement Date. The parking passes rented by Tenant hereunder shall be rented at the rate posted for such parking passes from time to time in the Project, plus City of Santa Monica Parking Taxes. Article 28 of the Original Lease shall apply with respect to all parking passes rented by Tenant hereunder.

4.    Letter of Credit.

(a)    Per the Lease, Landlord currently holds the LC in the LC Stated Amount of Seven Hundred Fourteen Thousand Five Hundred Ten and 83/100 Dollars ($714,510.83) (referred to herein as the “Original LC Stated Amount”). Concurrently with Tenant’s execution of this Amendment, Tenant shall deliver to Landlord an amendment to the existing LC, reasonably acceptable to Landlord, which increases the LC Stated Amount by Forty-Three Thousand Dollars ($43,000). The amendment to the LC shall otherwise meet the requirements applicable to the LC under Article 21 of the Original Lease.

(b)    On September 1, 2015, Tenant shall deliver to Landlord another amendment to the LC, reasonably acceptable to Landlord, which increases the LC Stated Amount by an additional Five Hundred Thirty-Six Thousand Dollars ($536,000). Such Five Hundred Thirty-Six Thousand Dollars ($536,000) plus the previous increase of Forty-Three Thousand Dollars ($43,000) totals Five Hundred Seventy-Nine Thousand Dollars ($579,000) and is referred to herein collectively as the “Additional LC Stated Amount.” The amendment to the LC shall otherwise meet the requirements applicable to the LC under Article 21 of the Original Lease.

(c)    Notwithstanding anything to the contrary in the Lease, subject to the provisions of Subparagraphs (1) and (2) of Section 21.1 of the Original Lease, the Original LC Stated Amount shall be reduced by One Hundred Forty-Two Thousand Nine Hundred Two and 17/100 Dollars ($142,902.17) on the following dates, resulting in the following amounts:

Reduction Date	New Original LC Stated Amount
November 30, 2015	$571,608.66
November 30, 2016	$428,706.49
November 30, 2017	$285,804.32
November 30, 2018	$142,902.15

(d)    Notwithstanding anything to the contrary in the Lease, subject to the provisions of Subparagraphs (1) and (2) of Section 21.1 of the Original Lease, the Additional LC Stated Amount shall be reduced by One Hundred Forty-Four Thousand Seven Hundred Fifty Dollars ($144,750 ) on the following dates, resulting in the following amounts:

Reduction Date	New Additional LC Stated Amount
August 31, 2016	$434,250
August 31, 2017	$289,500
August 31, 2018	$144,750

(e)    Tenant acknowledges that the LC, as amended, will secure Tenant’s obligations under this Amendment as well as Tenant’s obligations under the Lease. If Tenant fails to deliver the amendments to the LC which increase the amount of the LC by the total Additional LC Stated Amount as and when required under this Article 4, without limiting Landlord’s rights and remedies under the Lease, Landlord shall have no obligation to disburse any of the Tenant Improvement Allowance until Tenant delivers such LC amendments to Landlord.

5.    Brokers.    Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment, excepting only CBRE, Inc., representing Landlord, and CRESA Los Angeles, representing Tenant (collectively, the “Brokers”), whose commissions shall be the responsibility of Landlord pursuant to separate written agreements, and they know of no other real estate broker or agent who is entitled to a commission in connection with this Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party.

6.    Miscellaneous.

6.1    Total Rentable Square Footage of Premises. Following Landlord’s delivery to Tenant of Expansion Space A and Expansion Space B, the Premises shall consist of a total of One Hundred Eight Thousand Three Hundred Sixty-Seven (108,367) rentable square feet.

6.2    Notice of Lease Term Dates. At any time during the Lease Term, Landlord may deliver to Tenant a notice (the “Notice of Lease Term Dates”) with respect to Expansion Space A and/or Expansion Space B, in substantially the form as set forth in Exhibit “B” attached to the Original Lease, with appropriate modifications to pertain to Expansion Space A and Expansion Space B, as applicable, which notice(s) Tenant shall execute and return to Landlord within twenty (20) days of receipt thereof, and thereafter the dates set forth in such notice(s) shall be conclusive and binding upon Tenant.

6.3    Insurance. In addition to the insurance currently required to be carried by Tenant under the Lease, Tenant shall carry auto liability insurance covering automobiles owned, hired or used by Tenant in carrying on its business at the Premises, with limits not less than $1,000,000 for each accident. The reference in Section 10.4 of the Original Lease to insurance form “CG 20101185 (Form B)” shall instead be to “CG 2011 or its equivalent”. Tenant shall not be required to provide original signatures on insurance certificates or endorsements.

6.4    California Civil Code Section 1938. As of the date of this Amendment, Expansion Space A, Expansion Space B, the Existing Premises, Building and Project have not been inspected by a Certified Access Specialist as referred to in Section 1938 of the California Civil Code.

6.5    Lease Ratified. Except as specifically amended or modified herein, each and every term, covenant, and condition of the Lease as amended is hereby ratified and shall remain in full force and effect.

6.6    Successors. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their legal representatives, successors and permitted assigns.

6.7    Governing Law. This Amendment shall be interpreted and construed in accordance with the law of the State of California.

6.8    Counterparts. This Amendment may be executed in one or more counterparts, and each set of duly delivered identical counterparts which includes all signatories shall be deemed to be one original document.

6.9    Original Lease References. The references to “Tenant Improvements” and “Tenant Improvement Allowance” in Article 13 of the Original Lease shall also include the Tenant Improvements and Tenant Improvement Allowance defined in this Amendment. The reference in Section 10.3.2(ii) of the Original Lease to “the Tenant Improvements and any other improvements which exist in the Premises as of the Lease Commencement Date….” is hereby amended to state “the Tenant Improvements and any other improvements which exist in the Premises at any time during the Lease Term.”

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first above written.

“Landlord”:

WATER GARDEN REALTY HOLDING LLC,
a Delaware limited liability company

By:	Commingled Pension Trust Fund (Strategic Property) of JPMorgan Chase Bank, N.A., a Member

By:	JPMorgan Chase Bank, N.A., as Trustee

By: /s/ Lauren B. Graham
Lauren B. Graham
Vice President - Real Estate

Date Signed: 1/6/2015

“Tenant”:

CORNERSTONE ONDEMAND, INC.,
a Delaware corporation

By:    /s/ Adam Miller
Adam Miller, Chief Executive Officer
Date Signed: 12/22/2014

By:    /s/ Perry A. Wallack
Perry A. Wallack, Chief Financial Officer
Date Signed: 12/22/2014

EXHIBIT “A”

EXPANSION SPACE A

"Expansion Space A"

EXHIBIT "A"

The Water Garden

2450 COLORADO AVE
1601 CLOVERFIELD BLVD.
1620 26TH ST.
2425 OLYMPIC BLVD.

A - 1

EXHIBIT “B”

EXPANSION SPACE B

"Expansion Space B"

EXHIBIT "B"

The Water Garden

2450 COLORADO AVE
2425 OLYMPIC BLVD.
1601 CLOVERFIELD BLVD.
1620 26TH ST.

B - 1

EXHIBIT “C”

TENANT WORK LETTER

This Tenant Work Letter is attached to and made part of that certain Fourth Amendment to Lease dated as of December 16, 2014 (“Amendment”), which amends that certain Lease as defined in the Amendment. This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the Tenant Improvements (as defined below) in the Premises. All references in this Tenant Work Letter to the “Premises” shall mean Expansion Space A, with respect to the construction of improvements therein, and Expansion Space B, with respect to the construction of improvements therein, unless expressly indicated otherwise. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises.

All capitalized terms used but not defined herein shall have the meanings given such terms in the Amendment. All references in this Tenant Work Letter to Articles or Sections of “the Amendment” shall mean the relevant portion of Articles 1 through 6 of the Fourth Amendment to Lease to which this Tenant Work Letter is attached as Exhibit “C” and of which this Tenant Work Letter forms a part, and all references in this Tenant Work Letter to Sections of “this Tenant Work Letter” shall mean the relevant portion of Sections 1 through 6 of this Tenant Work Letter.

1.    BASE BUILDING

The base, shell, and core of the Building (the “Base, Shell, and Core”) have been constructed. Notwithstanding the terms and conditions of subleases (if any) pursuant to which Tenant occupies the Premises, Tenant must comply with the terms and conditions of this Tenant Work Letter with respect to all improvements initially constructed in the Premises after the date of the Amendment. Subject to the terms of the Amendment and the Lease, Tenant hereby accepts the Base, Shell and Core and the Premises and all existing tenant improvements therein “AS IS” in their existing condition as of the date of the Amendment, without any modification or alteration by Landlord, provided that Landlord shall be responsible for such modification or alteration which is required in order for the Project to comply with Applicable Laws (including the Americans with Disabilities Act of 1990, as amended (“ADA”)) in effect on the date of the Amendment, as such laws are then interpreted and enforced to the extent it affects Tenant’s occupancy of or Tenant Improvements in the Premises for general office use with a density of one (1) person per 100 rentable square feet.

Notwithstanding the foregoing, Tenant, as part of the Tenant Improvements (as defined below) shall be responsible for performing the following (collectively, the “HVAC Upgrade Work”) in areas where the existing ceiling is opened up for Tenant Improvements or where existing VAVs are exposed: (i) upgrade the existing VAVs with DDC controls (the DDC controls shall include control panels (PXC panels) to be installed by Siemens Industry, Inc. to enable communication between the VAV box controllers and the existing “Building Energy Management System”); (ii) clean the existing exterior zone VAV heating coils, and (iii) install Griswold circuit setter valves with T & P connections and drain valves on reheat coils to exterior VAV zones (if not already existing). Tenant shall, prior to performance of the HVAC Upgrade Work, submit to Landlord, for its reasonable approval, an itemized cost breakdown with quantities and unit prices for the HVAC Upgrade Work. Upon completion of the HVAC Upgrade Work, provided that Landlord receives the items required by Subparagraphs (i), (ii) and (iii) of Section 2.2.2(a) with respect to the HVAC Upgrade Work, Landlord will reimburse Tenant for Tenant’s actual, out-of-pocket costs of the performance of the HVAC Upgrade Work as defined herein, not to exceed (A) Ninety-Three Thousand Seven Hundred Ninety Dollars ($93,790) (equivalent to $5.00 per rentable square foot of Expansion Space A) with respect to the HVAC Upgrade Work pertaining to Expansion Space A, and (B) Forty-One Thousand Eight Hundred Ninety Dollars ($41,890) (equivalent to $5.00 per rentable square foot of Expansion Space B) with respect to the HVAC Upgrade Work pertaining to Expansion Space B. Such reimbursement shall be separate from the Tenant Improvement Allowance and not deducted therefrom. Tenant acknowledges that VAV boxes and DDC system are part of Tenant’s HVAC system within the Premises.

Notwithstanding anything to the contrary herein, in connection with Tenant’s installation of the Tenant Improvements, Landlord shall be solely responsible for all costs required to bring the Project outside the Premises into compliance with Applicable Laws to the extent required for Tenant’s occupancy of the Premises for density of one (1) person per 100 rentable square feet and general office use, or related to the presence of Hazardous Materials not introduced by Tenant or its agents, employees or contractors.

2.    TENANT IMPROVEMENTS; TENANT IMPROVEMENT ALLOWANCE

2.1    Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Expansion Space A Allowance”) in the amount of Two Hundred Eighty-One Thousand Three Hundred Seventy Dollars ($281,370) (equivalent to $15.00 per rentable square foot of Expansion Space A), to be used solely for the costs relating to the design, engineering, permitting, management and construction of Tenant’s initial improvements (“Tenant Improvements”) which are permanently affixed to Expansion Space A and for the “Soft Costs” defined below which pertain to Expansion Space A. Tenant shall also be entitled to a one-time tenant improvement allowance (the “Expansion Space B Allowance”) in the amount of Forty-One Thousand Eight Hundred Ninety-Dollars ($41,890) (equivalent to $5.00 per rentable square feet of Expansion Space B), to be used solely for the costs relating to the design, engineering, permitting, management and construction of Tenant Improvements which are permanently affixed to Expansion Space A or Expansion Space B and for the “Soft Costs” defined below which pertain to Expansion Space A or Expansion Space B. The Expansion Space A Allowance and the Expansion Space B Allowance are sometimes referred to collectively herein as the “Tenant Improvement Allowance.” In no event shall Landlord be obligated to make disbursements of its own funds pursuant to this Tenant Work Letter in a total amount which exceeds the Tenant Improvement Allowance.

2.2    Payment of Tenant Improvement Allowance.

2.2.1    Tenant Improvement Allowance Items. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively, the “Tenant Improvement Allowance Items”), provided that no more than twenty percent (20.0%) of the Tenant Improvement Allowance may be disbursed for “Soft Costs” (as defined below):

(a)    Plan check, permit and license fees relating to construction of the Tenant Improvements;

(b)    The cost of construction of the Tenant Improvements, including, without limitation, testing and inspection costs, freight elevator usage and trash removal costs, and Contractor’s Fees, general conditions charges and construction management fees;

(c)    The cost of any changes in the Base, Shell and Core work when such changes are required by the Construction Drawings, such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

(d)    The cost of any changes to the Construction Drawings or Tenant Improvements required by City of Santa Monica Building Code (the “Building Code”);

(e)    Sales and use taxes and Title 24 fees;

(f)    The Coordination Fee;

(g)    All other costs reasonably approved by Landlord in connection with the construction of the Tenant Improvements; and

(h)    The following costs (each a “Soft Cost” and, collectively, the “Soft Costs”):

(i)    Costs of purchasing and installing telecommunications and data cabling; and

(ii)    Architectural and engineering design fees and permitting.

2.2.2    Disbursement of Tenant Improvement Allowance.    In no event shall
Landlord be obligated to disburse any of the Tenant Improvement Allowance prior to September 1, 2015. Subject to the foregoing, during the construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows:

(a)    Monthly Disbursements. On or before the twentieth (20th) day (the “Submittal Date”) of each calendar month during the construction of the Tenant Improvements (or such other date as Landlord may designate), Tenant shall, if Tenant desires disbursements of the Tenant Improvement Allowance at such time, deliver to Landlord: (i) a request for payment of the “Contractor,” as that term is defined in Section 4.1.1 of this Tenant Work Letter, approved by Tenant, in a commercially reasonable form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the Premises, detailing the portion of the work completed and the portion not completed, and demonstrating that the relationship between the cost of the work completed and the cost of the work to be completed complies with the terms of the “Construction Budget,” as that term is defined in Section 4.2.1 of this Tenant Work Letter, as such Construction Budget may be updated from time to time; (ii) invoices from all of “Tenant’s Agents”, as that term is defined in Section 4.1.2 of this Tenant Work Letter, for labor rendered and materials delivered to the Premises; (iii) in connection with reimbursement payments to Tenant, executed unconditional lien releases, and in connection with payments that are not reimbursements, executed conditional lien releases, in each case from all of Tenant’s Agents and in compliance with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Sections 8132 and 8134; and (iv) all other information reasonably requested by Landlord. As between Landlord and Tenant, Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request. On or before the date occurring thirty (30) days after the Submittal Date (but in no event prior to September 1, 2015), and assuming Landlord receives all of the information described in items (i) through (iv), above, Landlord shall deliver a check to Contractor made payable to Contractor, or a check to Tenant payable to Tenant if Tenant is requesting reimbursements for previous amounts paid by Tenant to its Agents, in payment of the lesser of: (A) the amounts so requested by Tenant, as set forth in this Section 2.2.2(a), above, and (B) the balance of any remaining available portion of the Tenant Improvement Allowance, provided that Landlord does not reasonably dispute any request for payment based on non-compliance of any work with the “Approved Working Drawings”, as that term is defined in Section 3.4 below, or due to any substandard work, or for any other reason. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

(b)    Final Retention. Subject to the provisions of this Tenant Work Letter, Landlord shall have the right to withhold payment of ten percent (10%) of the Tenant Improvement Allowance until (i) the construction of the Tenant Improvements is completed, (ii) Tenant delivers to Landlord properly executed unconditional final lien releases from all of Tenant’s Agents in compliance with California Civil Code Section 8138, (iii) Landlord has reasonably determined that no substandard work exists which adversely affects the Building structure, Building Systems, the curtain wall of the Building, the exterior appearance of the Building, or any other tenant’s use of such other tenant’s leased premises in the Building, and (iv) Tenant delivers to Landlord a record set of Approved Working Drawings (as defined below) showing all changes to the Approved Working Drawings made during construction, and the items described in the “Close-out Requirements” document included in the Construction Rules, Requirements, Specifications, Design Criteria and Building Standards (as hereinafter defined). The withholding of the 10% hereunder will not be applied to each draw request submitted by Tenant for the Tenant Improvement Allowance; rather the10% will be withheld “on the back end” until Tenant has satisfied the requirements set forth herein.

(c)    Other Terms. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items. All Tenant Improvement Allowance Items for which the Tenant Improvement Allowance has been made available shall be deemed Landlord’s property under the terms of Section 8.5 of the Original Lease, except that Tenant shall be the owner of moveable trade fixtures. Landlord shall be under no obligation to make any disbursement of the Tenant Improvement Allowance after July 31, 2018.

(d)    Tenant Offset Right. If Landlord breaches its obligation relating to the payment of the Tenant Improvement Allowance as set forth in this Article 2 and does not cure any such breach within thirty (30) days after notice thereof by Tenant, and provided Tenant is obligated to and does pay to third parties any amount which was required to be paid by the Tenant Improvement Allowance, then Tenant shall have the right to offset any such amount paid by Tenant to such third parties against the Rent next falling due after the date of such payment. Any such offset made by Tenant shall be credited against Landlord’s obligations with respect to the Tenant Improvement Allowance.

(e)    Termination Prior to Disbursement of Allowance. Notwithstanding anything to the contrary set forth herein or in the Lease, if the Lease terminates prior to July 31, 2018 due to Landlord’s exercise of its termination right under Articles 11 or 13 of the Original Lease and (i) all or a portion of the Tenant Improvement Allowance remains undisbursed and unallocated (herein, the “Undisbursed Allowance”), (ii) Tenant has incurred expenses for Tenant Improvement Allowance Items and complied with the requirements of Section 2.2.2(a) above (and with respect to the final 10% of the Tenant Improvement Allowance, Section 2.2.2(b) above), such that Tenant would have been entitled to receive the Undisbursed Allowance but for Landlord’s termination of the Lease, (iii) Tenant has carried the insurance required to be carried by Tenant hereunder and under the Lease, and (iv) Tenant’s insurance does not fully reimburse Tenant for the cost of its Tenant Improvements, then Landlord will, upon a written request by Tenant, pay Tenant for the Tenant Improvement Allowance Items not reimbursed by Tenant’s insurance, up to the amount of the Undisbursed Allowance, within thirty (30) days after termination of the Lease.

3.    CONSTRUCTION DRAWINGS

3.1    Selection of Architect/Construction Drawings. Tenant shall retain a licensed competent, reputable architect, experienced in high-end office space design (the “Architect”), as architect/space planner for the construction of the Tenant Improvements to prepare the Construction Drawings. It is not required that Tenant obtain Landlord’s consent to Tenant’s selection of the Architect. If deemed necessary by Landlord due to the nature of the Tenant Improvements, Tenant shall retain the engineering consultants designated by Landlord (the “Engineers”), provided Tenant is not obligated to pay more for their services than market rates, to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work in the Premises, which work is not part of the Base, Shell and Core work, if any, required of Landlord hereunder. In any event, Tenant shall engage WM Group for any mechanical, electrical and plumbing (MEP) engineering, and Brandow & Johnston for any structural engineering. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known, collectively, as the “Construction Drawings”. Landlord’s review of the Construction Drawings as set forth in this Article 3 shall be for its own purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same for quality, design, Building Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant’s waiver and indemnity set forth in Section 10.1 of the Original Lease shall, without limitation, specifically apply to the Construction Drawings. Furthermore, Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the Construction Drawings, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith.

3.2    Final Space Plan. Tenant shall supply Landlord with two (2) copies signed by Tenant of its final space plan for the Premises (the “Final Space Plan”) for Landlord’s reasonable approval. The Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, the configuration of workstations (if any) and their intended use. Landlord shall advise Tenant, with reasonable specificity, within five (5) business days after Landlord’s receipt of the Final Space Plan, if Landlord reasonably determines that a Design Problem (as defined hereinbelow) exists in connection with the same in any respect. If Landlord fails to advise Tenant of any Design Problem within said five (5) business day period, Tenant shall have the right to give Landlord a second notice, and if Landlord fails to advise Tenant within one (1) business day after receipt of such second notice, then Landlord shall be deemed to have approved such Final Space Plan. Tenant shall promptly cause the Final Space Plan to be revised to reflect Landlord’s comments before any architectural working drawings or engineering drawings are commenced. Notwithstanding anything to the contrary herein or in the Lease, Tenant is not obligated to plan or construct any Tenant Improvements (it being acknowledged and agreed, however, that Tenant will not be entitled to any Tenant Improvement Allowance after July 31, 2018). As used in this Tenant Work Letter, “Design Problem” shall have the meaning given such term in Section 8.1 of the Original Lease with respect to Alterations, and shall also include any proposed Tenant Improvements that would (i) result in a server or IT room being located below an existing room containing a wet plumbing connection of another tenant in the Building, or (ii) have a wet plumbing connection above an existing server or IT room of another tenant in the Building. Tenant shall, at Tenant’s expense, remove any portion of the Tenant Improvements which are not customary office use in nature (such as stairwells or private restrooms) if required by Landlord upon the expiration or any early termination of the Lease Term (provided that Landlord shall notify Tenant of such removal requirement in writing at the time of Landlord’s consent to such Tenant Improvements). If no time period is stated herein for Landlord to respond to a request, provide a required consent, or take other action, Landlord shall respond within a five (5) business day period. If Landlord fails to respond within such five (5) business day period, Tenant shall have the right to give Landlord a second notice, and if Landlord fails to respond within one (1) business day after receipt of such second notice, Landlord’s failure to do so shall be deemed a consent and/or waiver of such requirement.

3.3    Final Working Drawings. After the approval and final correction of the Final Space Plan, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and cause Architect to compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and Tenant shall submit the same to Landlord for Landlord’s reasonable approval. Tenant shall supply Landlord with two (2) copies signed by Tenant of such Final Working Drawings. Landlord shall advise Tenant, with reasonable specificity, within ten (10) days after Landlord’s receipt of the Final Working Drawings if Landlord reasonably determines that a Design Problem exists in connection with the same in any respect. If Landlord fails to advise Tenant of the same within said ten (10) day period, Tenant shall have the right to give Landlord a second notice, and if Landlord fails to advise Tenant within one (1) business day after receipt of such second notice, then Landlord shall be deemed to have approved such Final Working Drawings. If Tenant is so advised, Tenant shall immediately revise the Final Working Drawings in accordance with such review and any disapproval or identification of a Design Problem by Landlord.

3.4    Approved Working Drawings. The Final Working Drawings shall be approved (which approval shall not be unreasonably withheld or delayed) by Landlord (the “Approved Working Drawings”) prior to the commencement of construction of the Premises by Tenant. After approval by Landlord of the Final Working Drawings, Tenant shall submit the same to the City of Santa Monica for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent may not be unreasonably withheld or delayed.

3.5    Construction Rules, Requirements, Specifications, Design Criteria and Building Standards. Landlord has established construction rules, regulations, requirements and procedures, and specifications, design criteria and Building standards which the Final Working Drawings, Tenant, the Architect and all the other Tenant’s Agents (as defined in Paragraph 4.1(b) below) must comply with in designing and constructing the Tenant Improvements in the Premises (collectively, the “Construction Rules, Requirements, Specifications, Design Criteria and Building Standards”).

4.    CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1    Tenant’s Selection of Contractor.

4.1.1    The Contractor. Tenant shall hire a licensed, competent, reputable general contractor, experienced in high-end office space construction in Santa Monica (the “Contractor”), as contractor for the construction of the Tenant Improvements. Tenant may competitively bid among general contractors in selecting the Contractor. It is not required that Tenant obtain Landlord’s consent to Tenant’s selection of the Contractor.

4.1.2    Tenant’s Agents. All subcontractors (including all fire sprinkler tradesmen), laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor, the Architect, and all other contractors, engineers and consultants retained by the Tenant to be known collectively as “Tenant’s Agents”) must be licensed, competent, reputable, and experienced in high-end office space construction in Santa Monica; provided that, in any event, Tenant must contract with the contractors listed in the Construction Rules, Requirements, Specifications, Design Criteria and Building Standards for the following trades so long as Tenant or its Contractor is not required to pay such subcontractors more than prevailing market rates: mold consulting (ENV America); cable television; electrical; elevators; fire sprinklers; fire/life safety; HVAC; HVAC air balancing; plumbing; roofing and waste. Tenant’s Agents must be union contractors, subject to the following: service providers, architects, engineers and consultants who do not perform any physical construction work do not have to be union. General contractors do not have to be union, with the condition that they do not perform any construction work in-house and have on-site only a superintendent and a laborer for clean-up. Furniture installers must belong to the carpenter’s union, and all trades (subcontractors) must be union; provided, however, that Tenant may use non-union labor for the following trades: demolition, glazing, flooring and cabling, but in the case of labor disruption or the threat of a disruption as determined by Landlord in its sole discretion, Tenant shall immediately cease using such non-union labor and switch to union-labor. Tenant shall immediately cease using any of Tenant’s Agents that Landlord determines are not suitable for the Project, whether because of quality of the work or because of any potential or actual adverse impact of such contractor on the Project or on the labor relations between Landlord and any trade unions (including picketing or otherwise disrupting tenants or operations at the Project).

4.2    Construction of Tenant Improvements by Tenant’s Agents.

4.2.1    Construction Contract; Cost Budget. Within (5) five days after Tenant’s execution of the construction contract with Contractor (the “Contract”), and prior to the commencement of the construction of the Tenant Improvements, Tenant shall submit the Contract to Landlord for its records. Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with (i) a detailed breakdown, by trade, for all of Tenant’s Agents, of the final costs to be incurred or which have been incurred in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor (which costs form a basis for the amount of the Contract) (the “Final Costs”) and (ii) a construction budget (the “Construction Budget”), the amount of which Construction Budget shall be equal to (1) the Final Costs plus (2) the other costs of design and construction of the Premises (to the extent not already included in the Final Costs), which costs shall include, but not be limited to, the costs of the Architect’s and Engineers’ fees and the Coordination Fee.

4.2.2    Tenant’s Agents.

(a)    Landlord’s General Conditions for Tenant’s Agents and Tenant Improvement Work. Tenant’s and Tenant’s Agent’s construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed in strict accordance with the Approved Working Drawings; (ii) Tenant and Tenant’s Agents shall not, in any material way, interfere with, obstruct, or delay any other work in the Building; (iii) Tenant’s Agents shall submit schedules of all work relating to the Tenant’s Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant’s Agents of any changes which are necessary thereto, and Tenant’s Agents shall adhere to such corrected schedule; and (iv) Tenant and Tenant’s Agents shall abide by all reasonable rules made by Landlord’s Building contractor or Landlord’s Building manager and as described in the Construction Rules, Requirements, Specifications, Design Criteria and Building Standards with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Tenant Work Letter, including, without limitation, the construction of the Tenant Improvements. To the extent there is any conflict between the terms and provisions of the Lease or this Tenant Work

Letter, on the one hand, and the terms and provisions of the Construction Rules, Requirements, Specifications, Design Criteria and Building Standards, on the other hand, the terms and provisions of the Lease or this Tenant Work Letter, as applicable, shall control.

(b)    Coordination Fee. Tenant shall pay a coordination fee (the “Coordination Fee”) to Landlord or Landlord’s agent, as determined by Landlord, in an amount equal to one percent (1%) of the lesser of (i) the total Tenant Improvement Allowance and (ii) the total Final Costs, which Coordination Fee shall be for services relating to the coordination of the construction of the Tenant Improvements in Expansion Space A and Expansion Space B. Landlord shall not charge any other supervision, oversight or similar fee in connection with Tenant’s construction of the Tenant Improvements in Expansion Space A or Expansion Space B, regardless of when such Tenant Improvements are constructed.

(c)    Indemnity. Tenant’s indemnity of Landlord as set forth in Section 10.1 of the Original Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Tenant Improvements (unless such failure to pay by Tenant is a result of Landlord’s failure to disburse the Tenant Improvement Allowance in the manner required under this Tenant Work Letter). Such indemnity by Tenant, as set forth in Section 10.1 of the Original Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary to enable Tenant to obtain any building permit or certificate of occupancy for the Premises, except to the extent due to Landlord’s negligence, willful misconduct or default under the Lease.

(d)    Requirements of Tenant’s Agents. Each of Tenant’s Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Each of Tenant’s Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the completion of the work performed by such contractor or subcontractors. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement upon termination of the Lease.

(e)    Insurance Requirements.

(i)    General Coverages.    All of Tenant’s Agents shall carry (i) worker’s compensation insurance with statutory limits covering all of their respective employees, (ii) employer’s liability insurance of $1,000,000 for each block (ie, “Each Accident”, Disease-Policy Limit”, “Disease-Each Employee”), (iii) Commercial General Liability insurance with a limit of coverage of $2,000,000 for the minor trade subcontractors, and a limit of coverage of $3,000,000 for the Contractor and major trade subcontractors and all of the other Tenant’s Agents; (iv) automobile liability insurance for all owned, non-owned and hired vehicles in the amount of $1,000,000; and (v) Professional Liability and Errors and Omissions coverage in the amount of $1,000,000 for Tenant’s Agents involved with design or engineering. All of Tenant’s Agent’s employees at the Project shall be bonded for $1,000,000. The policies shall insure Landlord, CBRE and Tenant, as their interests may appear, as well as the Contractor and subcontractors. CBRE, at the office of the Building, shall be the certificate holder.

(ii)    Special Coverages. Tenant shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the Tenant Improvements, and such other insurance as Landlord may require, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to Article 10 of the Lease immediately upon completion thereof. Such insurance shall be in amounts reasonably required by Landlord.

(iii)    General Terms. Original Certificates for all insurance carried pursuant to this Section 4.2.2(e) must be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the Contractor’s equipment is moved onto the site. All such policies of insurance shall include an endorsement providing that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation. In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense. Tenant’s Agents shall maintain all of the foregoing insurance coverage in force until the Tenant Improvements are fully completed and accepted by Landlord. All property insurance maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2(c) of this Tenant Work Letter.

4.2.3    Governmental Compliance. The Tenant Improvements shall comply in all respects with the following: (i) the Building Code and other state, federal, city or quasi- governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

4.2.4    Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvements at all times, provided however, that Landlord’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same. Should Landlord reasonably disapprove any portion of the Tenant Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any material defects or deviations in, and/or reasonable disapproval by Landlord of, the Tenant Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Tenant Improvements and such defect, deviation or matter is likely to adversely affect the Building Systems, the structure or exterior appearance of the Building or any other tenant’s use of such other tenant’s leased premises, Landlord may, take such action as Landlord reasonably deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord’s satisfaction.

4.2.5    Meetings. Commencing upon the execution of the Lease, Tenant shall hold weekly meetings at a time mutually agreed upon by Landlord and Tenant, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Tenant Improvements, which meetings shall be held at a location mutually agreed upon by Landlord and Tenant. Landlord and/or its agents shall have the right to attend all such meetings, and, upon Landlord’s reasonable request, certain of Tenant’s Agents shall attend such meetings. In addition, minutes shall be taken at all such meetings, and a copy of such minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of Contractor’s current request for payment.

4.3    Notice of Completion; Copy of “As Built” Plans. Within five (5) days after completion of construction of the Tenant Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the County of Los Angeles in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. Within thirty (30) days after the substantial completion of construction of the Tenant Improvements, Tenant shall deliver to Landlord as- built drawings and the items described in the “Close-out Requirements” document included in the Landlord’s Construction Rules, Requirements, Specifications, Design Criteria and Building Standards.

5.    MISCELLANEOUS

5.1    Tenant’s Representative. Tenant has designated Erich Paraso as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

5.2    Landlord’s Representative. Landlord has designated Jeff Bertwell as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

5.3    Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references in this Tenant Work Letter to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

5.4    Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if an event of default as described in Section 19.1 of the Original Lease or default by Tenant under this Tenant Work Letter has occurred at any time and is not cured after notice and within the applicable cure period (or if no cure period is provided, then within a reasonable period), then, in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance, and all other obligations of Landlord under the terms of this Tenant Work Letter shall be suspended until such time as such default is cured pursuant to the terms of the Lease.

5.5    Services and Utilities. During the construction of the Tenant Improvements in the Premises, Landlord shall, subject to the reasonable requirements of existing tenants in the Building, provide to Tenant and Tenant’s Agents the non-exclusive use of Landlord’s freight elevators and loading docks as may be reasonably required to enable Tenant’s Agents to construct the Tenant Improvements during Building hours in accordance with the Construction Rules, Requirements, Specifications, Design Criteria and Building Standards, and, to the extent Building Systems therefor remain intact during construction, electricity, water and HVAC during Building hours (collectively, the “Services”), all of which shall be provided without deduction from the Tenant Improvement Allowance or other charge to Tenant. If Tenant desires to use the freight elevator outside of Building hours, Tenant shall pay a charge equal to the prevailing hourly cost of an operator, which is currently $30 per hour with a four (4) hour minimum. Tenant’s Agents shall also be provided with parking (to the extent available) free of charge during the construction of the Tenant Improvements, furniture installation and move-in.

5.6    Governing Terms. The construction of the Tenant Improvements shall be governed by the terms of this Tenant Work Letter and not the terms of Article 8 of the Original Lease.

SECTION 6
RENT COMMENCEMENT

6.1    Rent Commencement. Except as set forth in this Article 6, Tenant’s obligation to pay Base Rent for Expansion Space A shall commence on the Expansion Space A Commencement Date as provided in the Amendment, and Tenant’s obligation to pay Base Rent for Expansion Space B shall commence on the Expansion Space B Commencement Date as provided in the Amendment.

6.2    Definitions.

(a)    The term “Landlord Delay” shall mean a delay in the Substantial Completion (as defined below) of the Tenant Improvements due to the following acts or omissions of Landlord, its agents or contractors: (1) delay in Landlord’s response beyond the time periods provided herein with respect to authorizations or approvals, except where this Tenant Work Letter provides for a deemed approval by Landlord when Landlord fails to respond within the specified time period; (2) delay attributable to the interference of Landlord, its agents or contractors with the design of the Tenant Improvements, or the failure or refusal of any such party, after the date the Premises are delivered to Tenant, to permit Tenant, its agents or contractors, reasonable access during normal business hours to the Building or any Building facilities or services, including freight elevators, passenger elevators, and loading docks, which access and use are required for the orderly and continuous performance of the work necessary for Tenant to complete the Tenant Improvements (except that access to passenger elevators is subject to the normal operation of the Building and access thereto by the other tenants of the Building); or (3) delay by Landlord in administering and paying when due the Tenant Improvement Allowance.

(b)    The term “Force Majeure Delay” shall mean a delay in the Substantial Completion of the Tenant Improvements due to governmental strike, natural disaster or war.

(c)    “Substantial Completion” of the Premises shall occur upon the later to occur of (i) permitted occupancy of the Premises by the City of Santa Monica and (ii) completion of construction of the Tenant Improvements in the Premises pursuant to the Approved Working Drawings, with the exception of any punch list items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant in the Premises pursuant to the terms of this Tenant Work Letter or to be installed under the supervision of Contractor.

6.3    Effect of Delays. Tenant’s obligation to commence paying Base Rent for Expansion Space A shall be postponed by one (1) day for each day of Landlord Delay and non- concurrent Force Majeure Delay applicable to Expansion Space A, subject to this Section 6.3. Tenant’s obligation to commence paying Base Rent for Expansion Space B shall be postponed by one (1) day for each day of Landlord Delay and non-concurrent Force Majeure Delay applicable to Expansion Space B, subject to this Section 6.3. No Landlord Delay or Force Majeure Delay shall be deemed to have occurred unless and until Tenant has provided written notice to Landlord specifying the action, inaction or event that Tenant contends constitutes a Landlord Delay or Force Majeure Delay. If such action, inaction or event is not cured or terminated within one (1) business day after receipt of such notice, then a Landlord Delay or Force Majeure Delay, as applicable, shall be deemed to have occurred commencing as of the date such notice is received and continuing for the number of days that the Substantial Completion of the Premises was, in fact, delayed, as a result of such action, in action or event. Landlord Delays and Force Majeure Delays shall be recognized hereunder only to the extent the same are not concurrent with any other Landlord Delay or Force Majeure Delay which is effective hereunder. For example, if there are ten (10) days of Landlord Delays and four (4) days of Force Majeure Delays which occur during the same ten (10) day period of such Landlord Delays, then the date of Base Rent commencement would be extended by only ten (10) days; on the other hand, if such Landlord Delays and Force Majeure Delays did not occur during the same period, the date of Base Rent commencement would be extended by fourteen (14) days. Notwithstanding anything to the contrary set forth herein, the maximum amount of Force

Majeure Delay recognized hereunder shall be one hundred eighty (180) days (i.e., the date of Base Rent commencement may not be postponed by more than one hundred eighty (180) days of Force Majeure Delay).